EXHIBIT 5.1

                                November 12, 1998



United States Filter Corporation
40-004 Cook Street
Palm Desert, California  92211


                    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as counsel for United States Filter Corporation (the "Company") in connection with the preparation of the Form S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be offered from time to time to certain officers, employees and directors of the Company and its affiliates pursuant to the terms of the Company's 1998 Stock Incentive Plan, as amended (the "Plan"), and which may be sold by such officers, employees and directors from time to time hereafter.

            We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

            Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and, when issued pursuant to the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,



                                          /s/ Kirkpatrick & Lockhart LLP